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                                                                     EXHIBIT 99


                        Hollinger International Inc.


                          P R E S S  R E L E A S E


Contact:

Paul B. Healy                 Peter J. Nolan        Ken Serota
Vice President                Partner               President
Hollinger International Inc.  Leonard Green &       Liberty Group
                              Partners, L.P.        Publishing, Inc.
(212) 586-5666                (310) 954-0450        (847) 272-2244


                 HOLLINGER INTERNATIONAL CONCLUDES THE SALE
                   OF A GROUP OF U.S. COMMUNITY NEWSPAPERS
                         TO LEONARD GREEN & PARTNERS

     CHICAGO, January 27, 1998--Hollinger International Inc. (NYSE: HLR) and Leonard Green & Partners, L.P. announced today that the sale by Hollinger International to Liberty Group Publishing, Inc., a new community newspaper company formed by Leonard Green & Partners, L.P., of approximately 80 community newspaper properties, as previously announced on November 24, 1997, has been completed for an aggregate cash consideration of approximately $310 million.

     The properties are small market clusters of over 160 publications and include daily, weekly and free-circulation publications with a total circulation of approximately 900,000 per week. The properties are located in 11 states with the largest clusters in southern Illinois, Missouri, western New York and Pennsylvania.

     Leonard Green & Partners, L.P. is a Los Angeles-based private merchant banking firm specializing in organizing, structuring and sponsoring management buy-outs of established companies. Leonard Green & Partners, L.P. currently has in excess of $500 million in private equity capital under management.

     Hollinger International Inc., through subsidiaries and affiliated companies, is a leading publisher of English language newspapers in the United States, the United Kingdom, Canada and Israel. Included among its paid daily newspapers are the Chicago Sun-Times, The Daily Telegraph and The Ottawa Citizen.

            For more information on Hollinger International Inc.,
                please visit our website at www.hollinger.com

        For more information on Leonard Green & Partners, L.P. please call 1-800-800-4547